Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	July 31, 2017
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS
THIRD QUARTER EARNINGS

ROANOKE, Va. (July 31, 2017)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $615,562 or $0.09 per share for the quarter ended June 30, 2017. This compares to earnings of $627,068 or $0.09 per share for the quarter ended June 30, 2016. CEO John D’Orazio stated, "We continue to see improved utility margins associated with the company's infrastructure replacement programs and customer growth."

Earnings for the twelve months ending June 30, 2017 were $6,218,540 or $0.86 per share compared to $0.80 per share for the twelve months ended June 30, 2016. D’Orazio attributed the 9% increase in trailing twelve month earnings primarily to improved utility margins associated with the Company’s infrastructure replacement programs, customer growth and the investment in the Mountain Valley Pipeline.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended June 30, 2017 is not indicative of the results to be expected for the fiscal year ending September 30, 2017 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2017	2016	2017	2016
Revenues	$11,435,824	$11,295,197	$62,104,687	$58,816,430
Cost of sales	4,801,422	4,982,857	29,384,461	27,708,013
Gross margin	6,634,402	6,312,340	32,720,226	31,108,417
Equity in earnings of MVP	111,626	40,562	346,710	95,945
Other operating expenses, net	5,314,933	4,898,141	21,211,306	20,322,849
Interest expense	472,300	396,304	1,816,022	1,591,940
Income before income taxes	958,795	1,058,457	10,039,608	9,289,573
Income tax expense	343,233	431,389	3,821,068	3,592,513
Net income	$615,562	$627,068	$6,218,540	$5,697,060
Net earnings per share of common stock:
Basic	$0.09	$0.09	$0.86	$0.80
Diluted	$0.08	$0.09	$0.86	$0.80
Cash dividends per common share	$0.1450	$0.1350	$0.5700	$0.5333
Weighted average number of common shares outstanding:
Basic	7,227,171	7,160,650	7,203,315	7,132,128
Diluted	7,273,840	7,172,712	7,231,321	7,138,514

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,
Assets	2017	2016
Current assets	$13,125,301	$12,566,358
Total property, plant and equipment, net	144,967,023	127,872,827
Other assets	20,442,433	14,657,699
Total Assets	$178,534,757	$155,096,884
Liabilities and Stockholders’ Equity
Current liabilities	$15,724,775	$23,006,548
Long-term debt	53,084,509	32,828,556
Deferred credits and other liabilities	50,053,773	42,713,478
Total Liabilities	118,863,057	98,548,582
Stockholders’ Equity	59,671,700	56,548,302
Total Liabilities and Stockholders’ Equity	$178,534,757	$155,096,884